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                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of February 1, 1997, between Net Grocer Inc., a corporation with its principal office at 919 Third Avenue, New York, New York 10022 (the "Company"), and Jeffrey Steinberg, an individual residing at the address indicated in the payroll records of the Company from time to time (the "Executive").
         WHEREAS, the parties desire to enter into this Agreement in order to assure the Company of the services of the Executive and to set forth the duties and compensation of the Executive, all upon the terms and conditions hereinafter set forth;
         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, representations and covenants contained herein, the parties hereto agree as follows:

         1. Duties. The Company shall employ the Executive, and the Executive shall serve, as Vice President of Marketing and Customer Management of the Company during the Employment Term (as hereinafter defined). During the Employment Term, Executive shall perform such duties and functions which are consistent with Executive's title as the Company's Board of Directors or Chief Executive Officer shall from time to time determine and Executive shall comply in the performance of his duties with the policies of, and be subject to, the direction of the Board of Directors and the Chief Executive Officer of the Company.

         Except as may be expressly otherwise consented to in writing by the Board of Directors or the Chief Executive Officer of the Company, Executive covenants and agrees to and shall devote his full working time, attention and efforts toward the performance of his duties and responsibilities hereunder. Executive shall not, directly

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or indirectly, without the prior consent of the Company's Board of Directors, as owner, partner, joint venturer, stockholder, employee, corporate officer or director, engage or become financially interested in, or be concerned with any other duties or pursuits which interfere with the performance of his duties hereunder, or which even if non- interfering, may be inimical or contrary to the best interests of the Company.

         2. Term. The term of this Agreement and the term of employment (the "Employment Term") of the Executive shall continue for four years from February 14, 1997 (the "Termination Date") unless sooner terminated in accordance with the terms hereof; provided however, that the Termination Date shall be extended automatically for successive one year periods unless either party hereto gives the other such party written notice of its or his intention to terminate this Agreement thirty (30) days prior to the Termination Date (or, if applicable, any extension of the Termination Date).

         In the event the Company terminates this Agreement without cause (as defined in Section 5 hereof), the parties hereto agree that damages to the Executive shall be difficult to ascertain in any such event, but in order to limit the liability of the Company in any such event, the Executive shall be entitled to receive as liquidated damages and not as a penalty the lesser of
(i) the base salary of the Executive for a period of three months from any such date of termination or (ii) the entire amount of the base salary remaining due and payable from any such date of termination to the expiration of this Agreement, to be paid ratably over the remaining term of the Agreement; provided however, that in the event Executive is terminated without cause (as defined in Section 5 hereof) during the first twelve months of the Employment

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Term, Executive shall be entitled to receive as liquidated damages and not as a penalty the base salary of Executive for a period of twelve months from any such date of termination.

         The Executive is entitled to terminate this Agreement, without any liability, upon ninety (90) days prior written notice given to the Company (other than liabilities, if any, resulting from violations of this Agreement by the Executive occurring prior to such termination or from a violation of Sections 7 or 8 of this Agreement after such termination). In the event the Executive so terminates this Agreement, the covenant not to compete provided for in Section 8(a) hereof shall be extended for an additional six months (two years and six months in total from such termination).

         3. Compensation, etc.
            a. Salary. In each of the three years of the Employment Term, the Executive shall receive a base salary at the rate of $125,000 per annum as well as such bonuses as may be authorized from time to time by the Board of Directors as provided in Section 3(b) hereof. The Executive's compensation shall be payable in installments in accordance with the Company's normal salary payment policies, and shall be subject to such payroll deductions as are required by law.

            b. Bonus. The bonus, if any, payable to Executive shall be determined solely by the Company's Board of Directors from time to time, based on the Company's evaluation of the performance by Executive of his services to the Company and on the revenues, profits, and other measures of Company performance.

            c. Senior Management Option Plan. The Executive shall be entitled to participate in the Company's 1996 Stock Option Plan (the "Plan"). Under

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the Plan and contemporaneously with the commencement of the Employment Term, the Executive shall receive an option (the "Option") to purchase 200 shares of Company stock available for issuance under the Plan at an exercise price of two hundred dollars ($200) per share (the "Exercise Price"). Except as specifically provided otherwise herein, the Option will become exercisable in accordance with the following schedule based upon the period of the Executive's continuous employment or service with the Company following the date hereof:

Period                                Incremental                 Cumulative
of Continuous                         Percentage of               Percentage of
Employment/                           Option                      Option
Service                               Exercisable                 Exercisable

Less than 1 year                         0%                          0%

1 year                                  25%                         25%

2 years                                 25%                         50%

3 years                                 25%                         75%

4 or more years                         25%                        100%


                  The Company hereby represents that the Exercise Price was determined by dividing the contributions of capital to the Company by the Company's current stockholders by the number of shares deemed issued and outstanding on the date hereof. Any agreement entered into between the Company and Executive pursuant to the Plan relating to the Option shall provide that:

                  (1) in the event (i) the Company terminates this Agreement for any reason other than cause (as defined in Section 5 hereof) or
         (ii) Executive terminates this Agreement and/or his employment with the Company any time on or after the first anniversary of the date hereof, Executive shall be entitled to retain the vested portion of the Option calculated in accordance with the

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         schedule above for a period of three months by which time Executive must have exercised the Option or the Option shall terminate;

                  (2) in the event the Company terminates Executive's employment with the Company without cause, Executive will be credited with one additional year of continuous employment for purposes of determining the Cumulative Percentage of Option Exercisable in the above schedule; provided that Executive shall be credited with a second year of continuous employment if such event occurs during the first twelve months of the Employment Term.

                  (3) in the event Executive (i) is terminated for cause or (ii) terminates this Agreement and/or his employment with the Company at any time prior to the first anniversary of the date hereof, the unexercised portion of the Option shall terminate immediately and Executive shall not be entitled to exercise any portion of the Option so terminated; and

                  (4) at any time after any registration statement covering an initial public offering of Company stock under the Securities Act shall have become effective, Executive may make a "cashless exercise" of any portion of the Option then vested, subject to the provisions contained herein on permitted exercisability of the Option, such that Executive shall be entitled upon exercise to that number of shares of Company stock determined by multiplying the number of shares being exercised by a fraction, the numerator of which shall be the difference between the then current market price per share of the Company stock and the Exercise Price, and the denominator of which shall be the then current market price per share of the Company stock.

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                           d. Expenses.  The Company acknowledges and  agrees
that the Executive, in rendering the services hereunder, will be required to spend sums of money for travel to various locations and for the entertainment of various persons and representatives of companies and organizations with whom the Company is having, or would like to have, business relationships. In addition to the base salary provided for in Section 3 hereof, the Company shall reimburse the Executive, upon presentation by the Executive of documented expense accounts, for any travel or other reasonable out-of-pocket expenses incurred by the Executive in rendering the services hereunder on behalf of the Company and which are incurred pursuant to the Company's expense reimbursement policies; provided however, that Executive shall be entitled to an advance from the Company for any single expense item greater than $500 in amount but in no event will Executive be relieved of his obligation to properly document all expenses. In addition to the foregoing, Executive shall be entitled to reimbursements for reasonable expenses, including temporary housing and travel to the Boston area, incurred by Executive in relocating to the New York area as required pursuant to Section 4 hereof, but in no event in an amount in excess of $25,000; and provided that all such relocation expenses shall be documented as set forth above.

                           e. Vacations. The Executive shall be entitled to 15
business days of vacation under guidelines established by the Company from time to time. Vacation time shall not cumulate from year to year.

         4. Place of Performance. In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company, except for travel required for Company business.

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         5. Termination by the Company. The Company may terminate this
Agreement and all of the Company's obligations hereunder for "cause." Termination by the Company for "cause" shall mean termination because of: (i) Executive's refusal to perform, or willful breach or neglect of the performance of any of his duties or obligations hereunder (other than breaches of the covenants set forth in Sections 1, 7 and 8 hereof which events are governed by clauses (vi) and (vii) below); (ii) Executive's conviction (which, through lapse of time or otherwise, is not subject to appeal) of any crime or offense involving money or other property of the Company or any of its subsidiaries,
(iii) Executive's performance of any act or his failure to act, for which if Executive were prosecuted and convicted, a crime or offense involving money or property of the Company or any of its subsidiaries, or which would constitute a felony in the jurisdiction involved, would have occurred, (iv) any attempt by Executive to improperly secure any personal profit in connection with the business of the Company or any of its subsidiaries, (v) chronic alcoholism or drug addiction, (vi) any breach by Executive of the terms of Section 7 or 8 of this Agreement or (vii) any breach by Executive of the terms of Section 1 of this Agreement.

         6. Death; Disability. Except as provided herein, or in the Plan or any agreement made pursuant thereto, if the Executive shall die or become "permanently disabled" during the term of this Agreement, this Agreement and all benefits hereunder shall terminate except that such termination shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or arrangements of the Company, which rights shall continue to be governed by the provisions of such plans and agreements. For the purposes of this

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Agreement, Executive shall be deemed to be "permanently disabled" if, during the term hereof, because of ill health, physical or mental disability, or for other causes beyond Executive's control, Executive shall have been unable or unwilling, or shall have failed to perform his duties hereunder for ninety (90) consecutive days or for a total period of one hundred twenty (120) days, whether consecutive or not.

         7. Protection of Confidential Information. The Executive acknowledges that his employment by the Company will, throughout the term of this Agreement, bring him in contact with many confidential affairs of the Company not readily available to the public, and plans for future developments. In recognition of the foregoing, the Executive covenants and agrees that he will not use or disclose to anyone outside of the Company, as the case may be, any material confidential matters of the Company, which are not otherwise in the public domain, either during or for a period of twenty-four months after the termination of his employment with the Company, except with the Company's written consent or as required by court order, law or subpoena, or other legal compulsion to disclose.

         8. Covenant Not To Compete.
            a. The Executive agrees that during the term of this Agreement and, subject to the provisions of the last paragraph of Section 2 hereof, for the two years immediately following the Employment Term (including any extensions thereof, as provided herein) (the "Covenant Period"), Executive shall not either directly or indirectly, whether by establishing a new business or by joining an existing one, and whether as a principal, employee, stockholder, officer, director, agent, consultant or in any other capacity, compete with the Company or become associated with a business

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enterprise which competes with any business operation of the Company, or any business operation of the Company planned prior to Executive's termination of employment, in the geographical areas in which the Company is then doing and plans to do business for the next succeeding twelve month period; provided however, that in the event the Company terminates Executive's employment with the Company without cause, the Covenant Period shall be six months unless such termination occurs during the first twelve months of the Employment Term, in which case the Covenant Period shall be twelve months.

                           b.       Executive and the Company intend that: (i)
this covenant not to compete shall be construed as a series of separate covenants, one for each county and each product line; (ii) if any portion of the restrictions set forth in this Section 8 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; (iii) Executive declares that the territorial and time limitations set forth in this Section 8 are reasonable and properly required for the adequate protection of the business in the Company. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court shall have deemed reasonable; (iv) the existence of any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement by the Company of such restrictions, but such claim or cause of action shall be litigated separately.
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         9. Successors; Binding Agreement. This Agreement and all rights of the
Executive hereunder shall inure to the benefit of, and shall be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate. This Agreement shall inure to the benefit of the successors and assigns of the Company.

         10. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered against receipt therefor or three days after being mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Executive:      Mr. Jeffrey Steinberg
                               (at the address referenced on the first page of this Agreement)

     with a copy to:           Walter Wekstein, Esq.
                               Gadsby & Hannah LLP
                               225 Franklin Street
                               Boston, MA  02110

     If to the Company:        Net Grocer Inc.
                               919 Third Avenue
                               New York, New York 10022
                               Attention:  President

     with a copy to:           Sheldon G. Nussbaum, Esq.
                               Fulbright & Jaworski L.L.P.
                               666 Fifth Avenue
                               New York, NY  10103

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or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         11. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by its Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         12. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         13. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto or any predecessor of any party hereto.

         14. Non-Assignability. This Agreement is entered into in consideration of the personal qualities of the Executive and may not be, nor may any right or interest hereunder be, assigned by him without the prior written consent of Company.

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         15. Choice of Law. This Agreement is to be governed by and interpreted under the laws of the State of New York without regard to its conflict of laws principles.

         16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         17. Severability. The provisions of Sections 2, 7, 8, 14 (second paragraph) and 15 of this Agreement shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first-above written.

                                        NET GROCER INC.

                                        By:/s/ Daniel Nissan
                                           _________________________________
                                           Daniel Nissan, President and
                                           Chief Operating Officer


                                        EXECUTIVE

                                        /s/ Jeffrey Steinberg
                                        ____________________________________
                                        Jeffrey Steinberg


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